Exhibit 10.14

English Summary of Loan Agreement

Between TiGenix SAU and Madrid Network

Dated 30 September 2011

TiGenix SAU (the “Borrower”) and Madrid Network (the “Lender”) entered into the Loan Agreement (the “Agreement”) on 30 September 2011.

The key terms and conditions of the Agreement are as follows:

1.              Term: until 31 December 2026 (the “Maturity Date”).

2.              Total Amount: €4,955,000.

3.              Purpose of the Loan: development by the Borrower of Cx601 cell therapy project (the “Project”).

4.              Disbursements: the first disbursement amounting to €1,982,200 equivalent to 40% of the total value will be made available to the Borrower on 3 October 2011; the remaining amount of the loan will be paid to the Borrower in two disbursements of 40% and 20% once the respective payments have been made by the Community of Madrid in favor of the Lender, pursuant to an agreement dated 23 May 2011, and providing that the Borrower is up-to-date with all obligations deriving from this agreement and is able to justify that it is fully compliant with the Project milestones.

The dates set out in the Agreement are only for guidance, the actual disbursement shall be at the discretion of the Lender. The Lender undertakes to pay the amounts corresponding to these disbursements on the loan as soon as it is in possession of the funds required, pursuant to the provisions of this Agreement and the Agreement of 23 May 2011.

5.              Repayments: The first instalment for the first disbursement must be paid on 30 June 2015, and the final instalment for the third and final disbursement, must be made on 31 December 2026. The Borrower may at any time repay the loan in advance, giving three month notice of the date of repayment, which must coincide with one of the six-monthly instalment dates.

6.              Grace Period: the Parties agreed to establish an extraordinary grace period for repayment of the capital and interest (the “Grace Period”), which will expire: for the first of the disbursements, on 31 December 2014; for the second disbursement, on 31 December 2015; and on 31 December 2016 for the third disbursement. On expiration of the Grace Period, the payment period for 20 six-monthly instalments will begin, with the repayments for the first disbursement beginning on 30 June 2015; 30 June 2016 for the second disbursement; and 30 June 2017 for the third disbursement.

7.              Interests: The loan capital will accrue interests that will become payable on expiration of the Grace Period. The interest will be payable with the same frequency as the capital instalments to the Lender, based on a fixed annual interest rate of 1.232%. Payment of such interest will be made as indicated in the Repayment schedule. Any amount due from the Borrower but not paid on the dates set out in this Agreement will accrue late payment interest in favor of the Lender.

8.              Borrower’s Obligations:

a.              To return the capital lent through 20 equal and successive six-monthly instalments of capital and interest, to be paid at the end of each six-month period from 31 December 2014 to the Maturity Date, in accordance with the Repayment schedule.

b.              To faithfully comply with the Activities, Costs and Investment Plan schedule. Any significant change to the compliance with this Plan must be approved in advance by Lender, which, in turn, must notify the Community of Madrid of the proposed modification. Approval will be granted only in the event that the Community of Madrid does not object to the modification.

c.               To allow the Lender to verify the investments made and costs financed using the loan, which should not differ substantially from those defined in the Activities, Costs and Investment Plan.

d.              To provide the Lender with the financial statements for the last three years as well as the annual financial statements and management reports throughout the term of the Agreement. In the event of any imbalance or reasonable doubts or reservations or if no opinion is issued regarding the audit report presented by the Borrower, the Lender shall be entitled to seek, at the cost and account of the Borrower, a second audit from any audit company it deems fit. Furthermore, the Borrower undertakes to provide any financial or accounting information that the Lender might request within a maximum of 15 days.

e.               Not to assign or transmit the Agreement or any of the rights or obligations deriving thereof, in any form or for any reason.

f.                To enable the Lender to monitor the technical, economic, financial and legal performance of the project. The Borrower must also provide such documentation as may be required for said purposes, subject to a non-disclosure agreement.

g.               To comply with the Service Contract signed with the Lender relating to financial oversight of the Project.

h.              To inform the Lender of all resolutions adopted by its boards of directors that might affect the loan.

i.                  Not to establish, extend or permit any mortgage, lien, charge or other in rem guarantee or right on the movable property or real estate that comprises its immovable assets, providing that these relate to property or assets that affect the Project without an express prior consent from the Lender. The Lender may subject its consent to a guarantee being established beforehand in its favor.

j.                 Not to make any loan to any subsidiary or shareholder without prior consent of the Lender when such loan would result in a reduction in the solvency of the Borrower below the ratio set out in the Agreement.

k.              To report any litigation, arbitration or procedures of any kind that would have a substantial detrimental effect upon its business or financial situation, or its capacity to comply with its obligations under this Agreement, or that might call into question the validity or enforceability of the Agreement.

l.                  Not to carry out any substantial modification to the activities that constitute its corporate purpose; not to change the duration of its financial year; and not to make any modifications to its by-laws (with the exception of those that clearly have no effect on its compliance with this Agreement or that are required by law); and not to initiate any proceedings that might lead to its dissolution, liquidation, spin-off, segregation or any non-monetary transfer of any branch of activity, merger, or transformation.

m.          To send to the Lender on a six-monthly basis a list of invoices and evidence of costs and investments made by the Borrower in the previous six-month period, together with a reconciliation with changes to its treasury numbers as well as a report justifying its actions financed using the loan received in the previous quarter.

9.              Guarantees:

Surety: The company TiGenix NV (“TiGenix”), the sole shareholder of the Borrower, endorses the Borrower, guaranteeing the obligations undertaken thereby, expressly waiving the benefits of liquidation, until such time all operations relating to the loan have been completed in full. In the event that the loan becomes due, the Lender may use the appropriate procedure to address either the Borrower or TiGenix, simultaneously, alternatively or successively. In the event of insolvency of the Borrower, TiGenix expressly agrees that, irrespective of the results of the approved bankruptcy agreement, it will respond with the Borrower immediately for the total debt of the Borrower and will not able to invoke any arrangement with creditors. TiGenix undertakes to provide funds to the Borrower in the event of deviation from the Project, if this deviation results in the net equity of the Borrower falling below 25% of the value of the loan.

Prohibition on reducing capital, paying dividends and repurchasing shares: obligation, jointly accepted by the Borrower and by TiGenix, not to reduce its capital or pay dividends or carry out any acquisitions of its own shares (treasury shares) without prior written consent from the Lender, until the loan has been repaid in full with all interest. Also the Borrower and TiGenix likewise accept any limitation or prior control by the Lender on related transactions with any companies in its group.

Maintenance of net equity: the Borrower undertakes to maintain net equity of at least 25% of the total value of the loan. Such obligation shall vary in relation to the disbursements of this loan (the net equity of the Borrower at the time of the first disbursement shall be equal to or exceeds 25% of the value of the first disbursement; at the time of the second disbursement its net equity shall be equal or exceed 25% of the value of the first and second disbursements; and, finally, its net equity at the time of the third disbursement shall be equal or exceed 25% of the total value of the loan). Furthermore, the Borrower guarantees that its share capital is fully paid up, and that there are no amounts pending disbursement at the present date.

11.       Early Termination:

a.                   The borrower’s failure to comply with its specific obligations listed in the Agreement and any significant non-compliance with any obligation stemming from this Agreement that persists for 15 days following notification by the Lender as well as in case of breach of any contractual or legal payment obligation undertaken by the Borrower in any agreement entered into with the Lender or any third party, in particular failure to pay any of the loan instalments.

b.                   In the event of significant deviation from the Plan, even if this is approved by the Lender, or in the event of any situations that might result in significant non-compliance with the estimated sales or cost levels of the associated investments, or problems with the treasury or cash flows of the Borrower to a degree that raises doubts as to the viability of the Borrower, and in case the Borrower undertakes to provide sufficient funds, to offset the impact of any such changes, if after a period of six months from the time that the Borrower is notified of any such situation, the Borrower has not proceeded to provide the aforementioned funds sufficiently to offset the impact referred to. (A significant non-compliance with the estimated sales or cost levels of the associated investments, or problems with the treasury or cash flows of the Borrower, shall be understood to mean any unjustified change in excess of 10%).

c.          In the event that any of the declarations or statements made by the Borrower, or any data or documents provided by it during the execution of this Agreement, prove to be false, incorrect or inaccurate (unless the lack of truthfulness or accuracy is not substantial), or in the event of omitting significant information that, had it been known by the Lender, would have resulted in the Borrower not being granted the loan.

d.              In the event that an auditor does not issue an opinion on the financial statements or if any such opinion is negative, or if the opinion is issued with reservations that leave any doubt as to whether the Borrower will be able to comply with its obligations under this Agreement.

e.               In the event of any imbalance in the financial statements resulting from the existence of inadequate invoices, whether in relation to the amount thereof or to the Project for which this loan is granted, and if these are not corrected within 15 days following a request to that end by the Lender.

f.                In the event that the Borrower for any reason ceases to be associated with the Lender.

g.               In the event of failure to terminate this loan when early termination is mandatory.

In the event that this Agreement is terminated, the Lender may demand the immediate repayment of the amount outstanding on the loan, together with all corresponding interest, as if this was the normal expiration of the loan.

12.            This Agreement and any relevant dispute resolutions must be governed by ius commune.

13.            Any dispute arising between the parties under the Agreement will be submitted exclusively to the courts and tribunals of the city of Madrid.

14.            Appendices:

•                  Collaboration Agreement of 23 May 2011 between Madrid Network, the Community of Madrid and the Ministry of Economy and Finance.

•                  Collaboration Agreement of 27 October 2011 between the national government through the Ministry of Science and Innovation and the Community of Madrid through the Madrid Institute of Development.

•                  Cellerix, S.A. Financial Statement as of June 2011.

•                  Activities, Costs and Investment Plan schedule.

•                  Cellerix Project Cx601 presentation.

•                  Repayment schedule.